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                                                                  EXHIBIT 10.32









                             STOCKHOLDERS AGREEMENT

                                  BY AND AMONG

                             TENNECO PACKAGING INC.,

                                PCA HOLDINGS LLC

                                       AND

                        PACKAGING CORPORATION OF AMERICA

                                 APRIL 12, 1999






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                             STOCKHOLDERS AGREEMENT

                  THIS STOCKHOLDERS AGREEMENT (this "AGREEMENT") is made and entered into as of the 12th day of April, 1999, by and among TENNECO PACKAGING INC., a Delaware corporation ("TPI"), PCA HOLDINGS LLC, a Delaware limited liability company ("PCA"), and PACKAGING CORPORATION OF AMERICA, a Delaware corporation ("NEWCO").

                                    RECITALS

                  WHEREAS, TPI, PCA and Newco are parties to that certain Contribution Agreement, dated as of January 25, 1999, as amended (the "CONTRIBUTION AGREEMENT");

                  WHEREAS, pursuant to and subject to the terms and conditions of the Contribution Agreement, each of TPI and PCA will contribute certain assets to Newco or a Subsidiary of Newco in exchange for shares of the common stock, $.01 par value per share (the "COMMON STOCK"), of Newco;

                  WHEREAS, PCA recognizes that TPI has substantial experience and expertise in the ownership, management and operation of the Containerboard Business (as such term and each other capitalized term used but not otherwise defined herein is defined in the Contribution Agreement);

                  WHEREAS, TPI, PCA and Newco desire to enter into this Agreement to set forth certain arrangements with respect to the ownership, operation and management of Newco and its Subsidiaries; and

                  WHEREAS, the execution and delivery of this Agreement is a condition to each of TPI's and PCA's respective obligation to effect the Closing.

                  NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                   ARTICLE I
                              DEFINITIONS AND TERMS

                  1.1 CERTAIN DEFINITIONS. As used herein, the following terms shall have the meanings set forth or as referenced below:

                  "AFFILIATE" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such first Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purpose of this definition, "control" means (i) the ownership or control of 50% or more of the equity interest in any Person, or (ii) the ability to direct or cause the direction of the management



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or affairs of a Person, whether through the direct or indirect ownership of voting interests, by contract or otherwise.

                  "AGREEMENT" shall mean this Agreement, including the exhibits hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

                  "BOARD" shall mean the Board of Directors of Newco.

                  "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks in Chicago, Illinois are authorized or obligated by Law or executive order to close.

                  "COMMISSION" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

                  "COMMON STOCK" shall have the meaning set forth in the Recitals hereto.

                  "CONTRIBUTION AGREEMENT" shall have the meaning set forth in the Recitals hereto.

                  "CPA FIRM" shall mean the independent public auditor selected pursuant to SECTION 4.3, or any subsequent independent public auditor of the books and records of Newco appointed by the Board in accordance with the terms of this Agreement.

                  "DEMAND REGISTRATION" shall have the meaning set forth in the Registration Rights Agreement.

                  "DGCL" shall mean the General Corporation Law of the State of Delaware.

                  "ENCUMBRANCES" shall mean liens, charges, encumbrances, mortgages, pledges, security interests, options or any other restrictions or third-party rights.

                  "EXEMPT SALE" shall mean: (i) any Transfer of Shares to an Affiliate of the selling party; (ii) any distribution of securities by a Person to its direct or indirect equity owners; (iii) an assignment or pledge of Shares in connection with the incurrence, maintenance or renewal of indebtedness of Newco or its Subsidiaries; (iv) any Transfer of Shares pursuant to a Public Sale; and (v) any Transfer of Shares to directors, officers, or employees of Newco or its Subsidiaries.

                  "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

                  "INDEPENDENT THIRD PARTY" means any Person who, immediately prior to the contemplated transaction, is not the owner of in excess of 5% of any class or series of Newco's common equity on a fully-diluted basis (a "5% OWNER") and who is not an Affiliate of any such 5% Owner.



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                  "JUNIOR PREFERRED STOCK" shall mean the one hundred (100)
authorized, issued and outstanding shares of Junior Preferred Stock entitled to elect the CEO Director, with TPI holding 45 shares and PCA holding 55 shares, respectively, of such Junior Preferred Stock.

                  "LAW" shall mean any federal, state, foreign or local law, constitutional provision, code, statute, ordinance, rule, regulation, order, judgment or decree of any governmental authority.

                  "MANAGEMENT BUY-IN" shall mean the purchase of Management Stock as contemplated by the Contribution Agreement.

                  "NEWCO" shall mean Packaging Corporation of America, a Delaware Corporation.

                  "NEW SECURITIES" shall mean any shares of capital stock or other equity securities (or debt securities convertible into such equity securities) of Newco, whether now authorized or not, and rights, options or warrants to purchase said shares of capital stock and securities of any type whatsoever that are, or may become, convertible into shares of Newco capital stock or other Newco equity securities; provided, however, that the term "New Securities" shall not include: (i) securities issued in connection with any stock split, stock dividend, reclassification or recapitalization of Newco; (ii) shares of Common Stock issued to employees, consultants, officers or directors of Newco or its Subsidiaries pursuant to: (A) the exercise of any stock option, stock purchase or stock bonus plan, agreement or arrangement for the primary purpose of soliciting or retaining the services of such Persons and which is hereafter approved by the Board; or (B) the exercise of any stock option issued pursuant to the Share Performance Plan; (iii) securities issued in a Public Offering; (iv) securities issued in connection with the acquisition of any business, assets or securities of another Person in compliance with SECTION 3.6 hereof; and (v) securities issued to any lender of Newco or one of its Subsidiaries in compliance with SECTION 3.6 hereof.

                  "PCA" shall mean PCA Holdings LLC, a Delaware limited liability company.

                  "PCA HOLDERS" shall collectively refer to PCA together with any other Stockholders who directly or indirectly acquire any Shares from: (i) PCA; or (ii) TPI pursuant to an Initial Period Pro-Rata Tag-Along as provided in SUBSECTION 6.3(b)(ii) below.

                  "PERMITTED ENCUMBRANCES" shall mean liens for taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings.

                  "PERSON" shall mean an individual, a corporation, a partnership, an association, a trust, a limited liability company or any other entity or organization.

                  "PRO RATA PORTION" shall mean, with respect to each Stockholder, that number of shares of New Securities as is equal to the product of (i) the total number of New Securities proposed to be issued or otherwise transferred multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock (including any common equity issued or issuable in respect of such Common Stock) held by such Stockholder immediately prior to such issuance or transfer, and


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the denominator of which is the total number of shares of Common Stock
(including any such common equity issued or issuable in respect of such Common Stock) which are held by all Stockholders.

                  "PUBLIC OFFERING" shall mean an underwritten public offering pursuant to an effective registration statement under the Securities Act (or any comparable form under any similar statute then in force), covering the offer and sale of Common Stock.

                  "PUBLIC SALE" means: (i) any sale of Common Stock pursuant to a Public Offering; or (ii) any Spin-Off.

                  "REGISTRATION RIGHTS AGREEMENT" shall have the meaning set forth in the Contribution Agreement.

                  "SECURITIES ACT" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, as shall be in effect at the time.

                  "SHARE PERFORMANCE PLAN" shall mean the equity incentive plan for directors, officers and employees of Newco and its Subsidiaries.

                  "SHARE PERFORMANCE PLAN AMOUNT" means the number of shares of Common Stock equal to (i) 9.8% of the fully diluted Common Stock of Newco at Closing, less (ii) the aggregate percentage of Common Stock sold pursuant to the Management Buy-In.

                  "SHARES" shall mean any Common Stock held by any Stockholder (including any equity securities issued or issuable in respect of such Common Stock pursuant to a stock split, stock dividend, reclassification, combination, merger, consolidation, recapitalization or other reorganization) and any other capital stock of any class or series of Newco held by any Stockholder. As to any particular Shares, such shares shall cease to be Shares for all purposes of this Agreement when they have been sold or transferred pursuant to a Public Sale, and the transferee of any Shares pursuant to a Public Sale shall not be considered a Stockholder for purposes of this Agreement by virtue of the ownership of Shares transferred pursuant to such Public Sale.

                  "SPIN-OFF" shall mean any distribution by TPI or one of its Affiliates of all of its Shares of any class or series to its public stockholders, if any.

                  "STOCKHOLDERS" means TPI, PCA and each Person other than Newco who is or becomes bound by this Agreement; provided, however, that anything contained in this Agreement to the contrary notwithstanding, directors, officers and employees who directly or indirectly acquire Shares from TPI and PCA pursuant to the Management Buy-In shall not be Stockholders for purposes of this Agreement or bound by the terms hereof. Stockholders are sometimes individually referred to herein as a "STOCKHOLDER".

                  "SUBSIDIARY" shall mean, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person, either


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directly or through or together with any other Subsidiary of such Person, owns
50% or more of the equity interests.

                  "SUBSIDIARY BOARD" has the meaning set forth in SECTION 3.3.

                  "TPI" shall mean Tenneco Packaging Inc., a Delaware corporation.

                  "TPI HOLDERS" shall collectively refer to: (i) TPI; and (ii) any other Stockholders who directly or indirectly acquire any Shares from TPI except for Stockholders who directly or indirectly acquire Shares from TPI pursuant to an Initial Period Pro-Rata Tag-Along as provided in SUBSECTION 6.3(b)(ii) below.

                  "TPI REGISTRABLE SECURITIES" shall have the meaning set forth in the Registration Rights Agreement.

                  "VOTING STOCK" shall mean securities of Newco of any class or series the holders of which are entitled to vote generally in the election of directors of Newco.

                  1.2 OTHER DEFINITIONAL PROVISIONS.

                  (a) The words "hereof", "herein", and "hereunder", and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

                  (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

                  (c) The terms "dollars" and "$" shall mean United States dollars.

                  (d) The term "including" shall be deemed to mean "including without limitation."

                  (e) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Contribution Agreement.

                                   ARTICLE II
                        BUSINESS AND OPERATIONS OF NEWCO

                  2.1 PURPOSES AND BUSINESS. Except as otherwise approved pursuant to SECTION 3.6(i)(c), the sole and exclusive purpose of Newco and its Subsidiaries shall be to engage in the business of producing and selling containerboard and corrugated packaging products (other than folding carton, molded fiber and honeycomb paperboard-type products), including without limitation, the Containerboard Business (the "BUSINESS SCOPE"). Newco shall not and shall not permit any of its Subsidiaries to (and PCA shall not cause or, to the extent reasonably within PCA's control, permit Newco or any of its Subsidiaries to) engage in any other activity or business except to the extent approved by the Board in accordance with the terms and conditions hereof.


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                  2.2 PRINCIPAL EXECUTIVE OFFICES. The principal executive
offices of Newco shall be located at 1900 West Field Court, Lake Forest, Illinois or such other location as determined by the Board.

                  2.3        ANNUAL BUSINESS PLAN.

                  (a) PREPARATION. No later than 90 days prior to the expiration of any fiscal year of Newco, the Board shall discuss and approve (in the manner set forth in SECTION 3.6 hereof) an annual business plan and budget for Newco and its Subsidiaries (the "ANNUAL BUSINESS PLAN") for the next succeeding fiscal year, which plan shall address, among other things:

                  (i) The general business direction, policies and programs for Newco and its Subsidiaries during such period;

                  (ii) A budget for Newco and its Subsidiaries for such period, setting forth projected revenues, costs and expenses (including capital expenditures);

                  (iii) The extent to which Newco and/or its Subsidiaries will make any expenditures in connection with business acquisitions; and

                  (iv) Information, plans, budgets, forecasts and projections of the nature included in the annual business plan for 1999 set forth as EXHIBIT 2.3(a), which shall be the initial Annual Business Plan.

The Board is expressly empowered to delegate to the management of Newco the responsibility for the initial preparation of each Annual Business Plan, subject to the final approval of each such plan by the Board as provided herein.

                  (b) EFFECT OF ANNUAL BUSINESS PLAN. The parties agree that the business and operations of Newco and its Subsidiaries will be conducted in accordance with the applicable Annual Business Plan in all material respects and in compliance with SECTION 3.6 hereof.

                                  ARTICLE III
                               BOARD OF DIRECTORS

                  3.1 GENERAL. From and after the Closing, each Stockholder will vote all of its respective Shares and any other Voting Stock over which it possesses direct or indirect voting power and will take all other necessary or desirable actions within its direct or indirect control (whether in its capacity as a stockholder of Newco or otherwise), and Newco will take all necessary and desirable actions within its control, in order to give effect to the provisions of this ARTICLE III. By way of example and without limiting the generality of the foregoing, TPI and PCA shall amend the Certificate of Incorporation or By-laws or both, as applicable, of Newco and each Subsidiary to incorporate and effectuate the provisions in this ARTICLE III and to authorize and designate the Junior Preferred Stock for the purpose of implementing the provisions relating to the CEO Director as


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provided herein. With respect to the enumeration of the matters in SECTION 3.6 below, such matters shall be set forth in the By-laws (and not the Certificate of Incorporation) except with respect to the establishment of committees of the Board and each Subsidiary Board and the dissolution of Newco, which matters shall be set forth in the Certificate of Incorporation.

                  3.2 POWERS. Subject to the provisions of the DGCL, the Certificate of Incorporation of Newco, the By-laws of Newco and this Agreement, the business and affairs of Newco shall be managed by or under the direction of the Board.

                  3.3 SIZE AND COMPOSITION. The Board shall consist of six individuals as follows: (i) two directors shall be designated in writing by TPI;
(ii) three directors shall be designated in writing by PCA; and (iii) the remaining director shall be the Chief Executive Officer of Newco (the "CEO Director"). The directors in the preceding clause (i) (the "TPI DIRECTORS") and in the preceding clause (ii) (the "THE PCA DIRECTORS") are sometimes collectively referred to as the "TPI/PCA DIRECTORS." TPI and PCA, as the holders of the Junior Preferred Stock and thus entitled to elect the CEO Director, shall: (x) at each election of directors (or filling of a vacancy with respect to the CEO Director), elect the individual then serving as the Chief Executive Officer of Newco as the CEO Director; and (y) remove the CEO Director if the CEO Director ceases to serve as the Chief Executive Officer of the Company. The size and composition of the board of directors or similar governing body of each Subsidiary of Newco (each, a "SUBSIDIARY BOARD") and the manner in which the initial members and any subsequent members (including any subsequent member selected or appointed to fill a vacancy) of any such Subsidiary Board will be the same as that of the Board. Anything to the contrary contained herein notwithstanding, the rights of each of TPI and PCA to designate directors as provided herein shall not be assignable (by operation of law, the transfer of Shares or otherwise) without the prior written consent of the other; provided, however, that each of TPI and PCA shall be entitled to assign its rights to designate directors as provided herein to one of its Affiliates that is (or becomes) a Stockholder without the prior written consent of the other. If directed by PCA, a representative of J.P. Morgan & Co. shall be entitled to attend meetings of (and receive information provided to the directors of) the Board and each Subsidiary Board; provided, however, that such representative shall not be or have any rights of a director of the Board or any Subsidiary Board.

                  3.4 TERM; REMOVAL; VACANCIES. The members of the Board or any Subsidiary Board other than the CEO Director shall hold office at the pleasure of the Stockholder which designated them. Any such Stockholder may at any time, by written notice to the other Stockholder and Newco, remove (with or without cause) any member of the Board or any Subsidiary Board designated by such Stockholder other than the CEO Director. Subject to applicable Law, no member of the Board or any Subsidiary Board may be removed except by written request by the Stockholder that designated the same. In the event a vacancy occurs on the Board (or a Subsidiary Board) for any reason, the vacancy will be filled by the written designation of the Stockholder entitled to designate the director creating the vacancy.

                  3.5 NOTICE; QUORUM. Meetings of the Board and any Subsidiary Board may be called upon three days' prior written notice to all directors stating the purpose or purposes thereof. Such notice shall be effective upon receipt, in the case of personal delivery or facsimile transmission,


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and five Business Days after deposit with the U.S. Postal Service, postage prepaid, if mailed. The presence in person of three of the five TPI/PCA Directors shall constitute a quorum for the transaction of business at any special, annual or regular meeting of the Board or any Subsidiary Board. Each Stockholder shall use its reasonable efforts to ensure that a quorum is present at any duly convened meeting of the Board or any Subsidiary Board and each of TPI and PCA may designate by written notice to the other an alternate representative to act in the absence of any of its designates at any such meeting. If at any meeting of the Board or any Subsidiary Board a quorum is not present, a majority of the directors present may, without further notice, adjourn the meeting from time to time until a quorum is obtained.

                  3.6 VOTING. Each member of the Board and each Subsidiary Board shall be entitled to cast one vote on each matter considered by such Board and Subsidiary Board, respectively; provided, however, that in the event that a vote would result in a 3-3 tie with respect to a matter, the CEO Director shall not be entitled to vote with respect to such matter (the Board and each Subsidiary Board shall poll its members prior to any vote to effectuate the purposes of this sentence). Except as otherwise expressly provided by this Agreement, the act of a majority of the members of the Board and each Subsidiary Board present at any meeting at which a quorum is present shall constitute an act of the Board or Subsidiary Board, as applicable. Notwithstanding anything to the contrary contained herein: (i) the following matters shall require, in addition to any other vote required by applicable law, the affirmative vote of at least four of the five TPI/PCA Directors; (ii) Newco shall not directly or indirectly take, and shall not permit any of its Subsidiaries to directly or indirectly take, any of the following actions without first obtaining such approval; and (iii) PCA shall not cause or, to the extent reasonably within PCA's control, permit Newco or any of its Subsidiaries to take any of the following actions without first obtaining such approval:

                  (i) (a) the approval of any Annual Business Plan, (b) any material change to an approved Annual Business Plan, and (c) engaging in or the ownership or operation of any activities or business by Newco and/or any of its Subsidiaries which are not within the Business Scope;

                 (ii) subject to applicable Law, any dissolution or liquidation of Newco;

                (iii) (a) during the 12-month period beginning on the Closing Date, any amendment of the certificate of incorporation, articles of incorporation, by-laws or other governing documents of Newco or any of its Subsidiaries (other than such amendment which may be necessary in connection with other actions (or inactions) which would be permissible under this Agreement but for this clause (a)); and (b) from and after such 12-month period, any amendment of the certificate of incorporation, articles of incorporation, by-laws or other governing documents of Newco or any of its Subsidiaries which would: (1) treat any TPI Holder disproportionately vis-a-vis any PCA Holder; (2) place any restriction or limitation on the ability of any TPI Holder to Transfer all or any portion of its Shares or reduce the consideration received or to be received by such TPI Holder in connection with such Transfer; or (3) cause such governing documents, taken as a whole, to be less favorable to a stockholder than the typical governing documents of a publicly traded company engaged in a business within the Business Scope;


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                  (iv) any merger, consolidation, reorganization (except as
         provided in ss.253 of the DGCL and except for a merger, consolidation or reorganization in which the consideration to be received by TPI is cash, publicly traded securities or a combination thereof, and TPI Holders are not treated disproportionately or differently than PCA Holders) or the issuance of capital stock or other securities of Newco or any of its Subsidiaries (other than: (a) the formation of or issuance of securities of a wholly-owned Subsidiary, (b) the issuance of up to the number of shares of Common Stock equal to the Share Performance Plan Amount pursuant to the Share Performance Plan, (c) issuances of a number of shares of Common Stock which, on a cumulative basis from and after the Closing, does not exceed 5% of the number of shares of Common Stock outstanding as of the Closing, and (d) issuances pursuant to the Management Buy-In);

                  (v) the sale, transfer, exchange, license, assignment or other disposition by Newco and/or any of its Subsidiaries of assets having a fair market value exceeding $32.5 million in any transaction or series of related transactions (excluding sales of inventory and other assets in the ordinary course of business and timberlands sales pursuant to
         SECTION 5.2 hereof), except in each case for Permitted Encumbrances;

                  (vi) the acquisition of assets (tangible or intangible) by Newco and/or any of its Subsidiaries (including any capital expenditure not included in the approved Annual Business Plan) for an acquisition price exceeding $32.5 million in value in any transaction or series of related transactions (excluding acquisitions of inventory and other assets in the ordinary course of business);

                  (vii) the acquisition of another Person or an existing business from another Person in any transaction or series of related transactions or the entry into any partnership or formal joint venture or similar arrangement involving an acquisition price or investment exceeding $32.5 million in value;

                  (viii) the refinancing of existing indebtedness, amendment of any existing loan or financing arrangement or incurrence of any new indebtedness by Newco and/or any of its Subsidiaries on terms which either: (a) are, taken as a whole, less favorable to Newco and its Subsidiaries than the terms then reasonably available in the financial markets to similarly situated borrowers; (b) place any restriction or limitation on the ability of any TPI Holder to Transfer all or any portion of its Shares; or (c) include any event of default or other materially adverse consequence to Newco and/or any of its Subsidiaries (including, for example, an increase in the interest rate) as a result of a sale of all or a portion of any Stockholder's Shares;

                  (ix) the making or guarantee by Newco or any of its Subsidiaries of any loan or advance to any Person except: (a) in the ordinary course of business; (b) to a wholly owned Subsidiary; (c) for advances to employees in amounts not to exceed $500,000 to any one individual and $5 million in the aggregate; (d) for loans or advances made in connection with any acquisition of the business, capital stock or assets or any other Person that is otherwise permitted or approved as provided by this SECTION 3.6; and (e) guarantees, loans and


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         advances in connection with the Management Buy-In and Share Performance
         Plan, not to exceed $15 million in the aggregate;

                  (x) the entry into, or amendment of, contracts or other transactions between Newco and/or any of its Subsidiaries, on the one hand, and a Stockholder or any Affiliate thereof, on the other hand except for: (a) the execution and delivery of the Contribution Agreement, Ancillary Agreements and other documents and agreements to be delivered by Newco at Closing pursuant to the Contribution Agreement; and (b) contracts, amendments and transactions which are no less favorable to Newco and its Subsidiaries than could be obtained from TPI or its Affiliates or Independent Third Parties negotiated on an arms-length basis;

                  (xi) the direct or indirect redemption, retirement, purchase or other acquisition of any equity securities of Newco or any of its Subsidiaries (other than securities of its wholly owned Subsidiary) except for pro rata redemptions with respect to the proceeds received from the disposition of the timberlands or any of the assets or operations related thereto or located thereon or pursuant to the provisions of agreements with employees of the Corporation or its Subsidiaries under which such equity securities were originally issued to such employees;

                  (xii) the appointment of the members of any committee of the Board or any Subsidiary Board, unless at least one member of such committee is a director who was designated by TPI;

                  (xiii) (a) the creation of any Subsidiary, unless: (1) all of the equity interests of such Subsidiary are owned by Newco, or by another Subsidiary in which all the equity interests of such other Subsidiary are owned directly or indirectly by Newco; and (2) the by-laws or similar governing documents of each such Subsidiary contain provisions regarding the size, composition, quorum requirements and voting of the board of directors equivalent to those provided for herein with respect to Newco; and (b) the Transfer of any equity interest in a Subsidiary other than to Newco or another Subsidiary in which all the equity interests of such other Subsidiary are owned by Newco.

                  (xiv) removal of the independent public auditors of Newco or a Subsidiary of Newco or appointment of any public auditors which are not one of the Big Five accounting firms; and

                  (xv) delegation of any of the matters covered by any of clauses (i) through (xiv) above to any committee of the Board or committee of any Subsidiary Board.

                  Notwithstanding the foregoing: (i) the approvals required by this SECTION 3.6 with respect to any of the matters in SUBSECTIONS (ii) THROUGH
(xv) above shall not apply to any matter included in an Annual Business Plan which has been approved pursuant to this SECTION 3.6; (ii) nothing in this
SECTION 3.6 shall restrict the sale of the timberlands or any of the assets or operations related thereto or located thereon; and (iii) nothing in this SECTION 5 shall restrict the

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issuances of management equity (representing in the aggregate up to 9.8% of
Newco's outstanding Common Stock) and the related distribution of proceeds from such issuance and the repurchase of the corresponding number of outstanding shares for such issuances as contemplated in the Contribution Agreement.

                  TPI hereby covenants and agrees, as more fully described in this paragraph, that it shall use its reasonable good faith efforts to not cause or, to the extent reasonably within its control, permit any member of the Board or Subsidiary Board designated by TPI to withhold approval of a matter recommended for approval by management of Newco and presented to the Board or Subsidiary Board for consideration which requires the affirmative vote of four of the five TPI/PCA Directors pursuant to this SECTION 3.6. TPI's covenant and agreement in the preceding sentence: (i) shall relate only to matters, the approval of which TPI determines in good faith are in the best interests of TPI and its stockholders and Affiliates; and (ii) is exclusive to TPI and shall not be binding upon any direct or indirect transferee of TPI's Shares.

                  3.7 TELEPHONIC MEETINGS; WRITTEN CONSENTS. Except as may otherwise be provided by applicable Law, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting pursuant to a written consent, in compliance with the DGCL and SECTION
3.6 hereof and such written consent is filed with the minutes of the proceedings of the Board or such committee. Any meeting of the Board or any committee thereof may be held by conference telephone or similar communication equipment, so long as all Board or committee members participating in the meeting can hear one another clearly, and participation in a meeting by use of conference telephone or similar communication equipment shall constitute presence in person at such meeting.

                  3.8 INITIAL DIRECTORS. TPI and PCA shall make their designations pursuant to SECTION 3.3 on or prior to the Closing Date.

                  3.9 RECAPITALIZATION OF NEWCO UNDER CERTAIN CIRCUMSTANCES. For any Public Offering or Spin-Off prior to the time Newco becomes subject to the Exchange Act with respect to Shares: (i) Newco shall use commercially reasonable efforts to effect a stock split, stock dividend or stock combination which, in the opinion of the managing underwriter for the Public Offering or TPI's financial advisor in connection with a Spin-Off, is desirable for the sale, marketing or distribution of the Shares to the public; and (ii) each Stockholder agrees to vote all of its respective Shares and any other Voting Stock over which it posses direct or indirect voting power in order to cause such stock split, dividend or combination to be effected consistent with the provisions of this SECTION 3.9.

                                   ARTICLE IV
                         ACCOUNTING, BOOKS AND RECORDS

                  4.1 FISCAL YEAR. The fiscal year of Newco shall be the period commencing January 1 in any year and ending December 31 of that year, except that the first fiscal year of Newco shall commence on the Closing Date and end on December 31 of the year in which the Closing Date occurs.

                  4.2 BOOKS AND RECORDS. Newco shall keep at its principal executive offices books and records typically maintained by Persons engaged in similar businesses and which set forth a true, accurate and complete account of the business and affairs of Newco and its Subsidiaries, including a fair presentation of all income, expenditures, assets and liabilities thereof. Such books and records shall include all information reasonably necessary to permit the preparation of financial statements required by applicable Law in accordance with GAAP. Each Stockholder who, together with its Affiliates, owns 17-1/2% or more of the outstanding common equity of Newco (a "17-1/2% Stockholder") and its respective authorized representatives shall have the right, at all reasonable times and upon reasonable advance written notice to Newco, to have access to, inspect, audit and copy the original books, records, files, securities, vouchers, canceled checks, employment records, bank statements, bank deposit slips, bank reconciliations, cash receipts and disbursement records, and other documents of Newco and its Subsidiaries.

                  4.3 AUDITORS. Newco shall engage one of the Big Five accounting firms as the initial independent public auditors of Newco and its Subsidiaries.

                  4.4 REPORTING. Newco shall use its reasonable best efforts to deliver to each Stockholder unaudited consolidated interim financial statements for Newco and its Subsidiaries for such fiscal quarter (including a balance sheet as of the end of such period and statements of income, stockholders' equity and cash flows for such period within 30 days after the close of each fiscal quarter. Newco will use its reasonable best efforts to deliver to each Stockholder within 60 days after the close of each fiscal year of Newco consolidated annual financial statements for Newco and its Subsidiaries for such fiscal year (including a balance sheet as of the end of such fiscal year and statements of income, stockholders' equity and cash flows for such fiscal year), in each case audited and certified by the CPA Firm. Such annual and interim financial statements shall contain such statements and schedules, prepared in accordance with the requirements of the Stockholders, as may be requested in writing by any of the 17-1/2% Stockholders. Newco shall bear the cost of providing financial and accounting information reasonably required by any of the 17-1/2% Stockholders in the preparation of such 17-1/2% Stockholder's own financial statements. Such annual and interim financial statements shall be prepared in accordance with GAAP, shall be true and accurate in all material respects and shall present fairly the financial position and results of operations of Newco.

                  4.5 STOCKHOLDER'S AUDIT. Upon reasonable advance written notice to Newco, any Stockholder may request an audit of the books and records of Newco and its Subsidiaries (a "STOCKHOLDER'S AUDIT") by an independent auditor of its selection, other than the CPA Firm. Any Stockholder's Audit shall be at the expense of the requesting 17-1/2% Stockholder unless material error or fraud is found, in which case such audit shall be at the expense of Newco. All information obtained by any 17-1/2% Stockholder in any such audit shall be treated as confidential.

                  4.6 CONSENT OF NEWCO AUDITORS. Upon request from time to time by TPI, Newco shall use its commercially reasonable efforts to obtain the written agreements of Newco's auditors to permit the use of Newco's Audited Financial Statements in connection with TPI's and/or its Affiliates filings made with the Securities and Exchange Commission and, subject to such auditor's normal procedures, in private or public offerings of securities of TPI and/or its Affiliates as may be reasonably requested by TPI. In addition, Newco will use commercially reasonable efforts to cause Newco's auditors to provide a comfort letter in accordance with SAS 72 for any such offering.

                                   ARTICLE V
                CERTAIN MATTERS REGARDING STOCKHOLDERS AND NEWCO

                  5.1 TRANSACTIONS BETWEEN STOCKHOLDERS AND NEWCO. The Stockholders hereby approve on behalf of Newco the Contribution Agreement and each of the Ancillary Agreements and other documents and agreements to be delivered by Newco at the Closing pursuant to the Contribution Agreement, and the transactions contemplated thereby.

                  5.2 SALE OF TIMBERLANDS. Newco, TPI and PCA hereby acknowledge that it is their mutual intention to effect a sale for cash of the timberlands (and the assets and operations related thereto and located thereon) included in the Contributed Assets and to distribute the net proceeds from any such sale as soon as practicable following the Closing Date. If and to the extent the net proceeds from any such sale are distributed to the holders of the Common Stock, such distribution shall be on a pro-rata basis among such holders.

                                   ARTICLE VI
                               TRANSFER OF SHARES

                  6.1 GENERAL. No Stockholder will directly or indirectly sell, assign, pledge, encumber, hypothecate, dispose of or otherwise transfer ("TRANSFER") any Shares or interest in any Shares, agree to any such Transfer or permit any such interest to be subject to Transfer, directly or indirectly, by merger or other operation of law, agreement or otherwise, except pursuant to and in compliance with the provisions of this ARTICLE VI. Any purported Transfer in any other manner, unless otherwise expressly permitted by this ARTICLE VI, shall be null and void, and shall not be recognized or given effect by Newco or any Stockholder. Any other provision of this Agreement, including, without limitation, in this Article VI, to the contrary notwithstanding (except pursuant to Section 8.1), neither TPI nor PCA shall Transfer any Shares of the Junior Preferred Stock prior to the termination of this Agreement.

                  6.2 TRANSFERS BY TPI HOLDERS.

                  (a) PERMITTED TRANSFERS. A TPI Holder may at any time, without the consent of any other Stockholder, Transfer any or all of its Shares or interests in Shares to any Affiliate or third Person or Persons or pursuant to a Public Sale, subject to the remaining provisions of this SECTION 6.2; provided, however, that, except in the case of a Public Sale, TPI shall not Transfer any Shares to any other Person then engaged, directly or indirectly, in a business within the Business Scope with annual revenues from such business in excess of $100 million without PCA's prior written consent. The foregoing consent right shall not be assignable by PCA or inure to the benefit of any transferee, successor or assign of PCA, except for an Affiliate of PCA who is (or becomes) a Stockholder. Notwithstanding the foregoing and except in the case of a Public Sale or sale to directors, officers or employees of Newco pursuant to the Management Buy-In, any Transfer of Shares by a TPI Holder shall be null and void and Newco shall refuse to recognize such Transfer unless the transferee executes and delivers to each party hereto an agreement (a "TPI JOINDER AGREEMENT"): (i) acknowledging that all Shares or interests in any Shares so transferred are and shall remain subject to this Agreement; and (ii) agreeing to be bound hereby. Upon execution of a TPI Joinder Agreement, except as otherwise expressly provided herein and except for any right hereunder to consent to any action or proposed action (including, without limitation, any proposed Transfer of Shares), the rights of the transferring TPI Holder hereunder with respect to the Shares transferred shall be assigned to such transferree. Any TPI Holder shall notify the other parties of any intended Transfer of Shares or interests in Shares pursuant to this SECTION 6.2 (other than pursuant to an Exempt Sale), giving the name and address of the intended transferee; provided, however, that no otherwise valid Transfer shall be rendered invalid solely as a result of a failure to give notice hereunder. Transferees of a TPI Holder shall assume all obligations of the transferring TPI Holder hereunder, but, except with respect to an Affiliate of TPI, shall not be entitled to any rights of a TPI Holder.

                 6.3  TRANSFERS BY PCA HOLDERS.

                  (a) PERMITTED TRANSFERS. A PCA Holder may at any time, without the consent of any other Stockholder, (i) Transfer any or all of its Shares to an Affiliate of PCA, (ii) Transfer any or all its Shares pursuant to an Exempt Sale, or (iii) sell any or all of its Shares to any other third Person or Persons or pursuant to a Public Sale or otherwise Transfer Shares, subject to the remaining provisions of this SECTION 6.3. The foregoing consent right shall not be assignable by TPI or inure to the benefit of any transferee, successor or assign of TPI, except for an Affiliate of TPI who is (or becomes) a Stockholder. Notwithstanding the foregoing and except in the case of a Public Sale or sale to directors, officers or employees of Newco pursuant to the Management Buy-In, any Transfer of Shares by an PCA Holder shall be null and void and Newco shall refuse to recognize such Transfer unless the transferee executes and delivers to each party hereto an agreement (an "PCA JOINDER AGREEMENT"): (i) acknowledging that all Shares or interests in any Shares so transferred are and shall remain subject to this Agreement; and (ii) agreeing to be bound hereby. Upon execution of an PCA Joinder Agreement, except as otherwise expressly provided herein and except for any right hereunder to consent to any action or proposed action (including, without limitation, any proposed Transfer of Shares), the rights of the transferring PCA Holder hereunder with respect to the Shares transferred shall be assigned to such transferee. Any PCA Holder shall notify the other parties of any intended Transfer of Shares or interests in Shares pursuant to this SECTION 6.3 (other than an Exempt Sale), giving the name and address of the intended transferee; provided, however, that no otherwise valid Transfer shall be rendered invalid solely as a result of a failure to give notice hereunder.

                  (b) TAG-ALONG RIGHTS. TPI and its Affiliates shall have tag-along rights as provided in this SECTION 6.3(b):

                  (i) In the event any PCA Holder desires to sell all or any part of any class or series of its Shares to a third Person (other than pursuant to an Exempt Sale), it shall provide prior written notice (the "SALE NOTICE") to TPI setting forth in reasonable detail the terms and conditions on which the proposed sale is to be made and identifying the proposed purchaser. TPI shall have the option (the "TAG-ALONG OPTION") to sell any or all of its Shares of the same class and series to the proposed purchaser on the terms and conditions set forth in such Sale Notice subject to the provisions set forth in this Section 6.3(b). TPI shall exercise its Tag-Along Option by giving written notice to PCA within ten Business Days following its receipt of the Sale Notice, which notice shall specify the number of Shares of the same class and series as to which TPI is exercising its Tag-Along Right (the "SPECIFIED SHARES"). In the event TPI exercises its Tag-Along Option with respect to any Sale Notice: (A) if such exercise is within 14 months after the Closing Date, the PCA Holder shall not be entitled to sell any of its Shares unless and until the prospective purchasers or PCA has purchased all of the Specified Shares; and (B) if such exercise is more than 14 months after the Closing Date, TPI shall be entitled to sell its pro rata share (based on the number of Shares proposed to be sold by the PCA Holder and TPI, respectively) of the Shares proposed to be sold by the PCA Holder in the Sale Notice, in each case on terms and conditions no less favorable than specified in the Sale Notice or otherwise applicable to the sale to such prospective purchasers by the PCA Holder. In the event TPI does not exercise its Tag-Along Option with respect to any Sale Notice, the PCA Holder shall be entitled to sell all or any part of its Shares as specified in the Sale Notice to the prospective purchaser specified in the Sale Notice on the terms and conditions set forth in the Sale Notice (subject to the provisions of the third sentence of SECTION 6.3(a) hereof).

                  (ii) Notwithstanding SUBSECTION 6.3(b)(i) above, with respect to sales by a PCA Holder of any part of any class or series of its Shares to a third Person (other than pursuant to an Exempt Sale) prior to the expiration of the six-month period beginning on the Closing Date at a per share price which does not exceed the per share price paid (excluding any interest for the carrying cost of such Share) by such PCA Holder for such Shares pursuant to the Contribution Agreement:

                  (A) TPI and its Affiliates shall not have a Tag-Along Option during such six-month period for (i) sales of Shares (other than PIK Preferred) in the aggregate amount of $40 million; and (ii) the sale of 9.3% of the number of Shares of PIK Preferred issued at Closing ("EXCLUDED TAG-ALONG SALES); and

                  (B) TPI shall have a Tag-Along Option on a pro-rata basis (i.e., on the same basis applicable 14 months after the Closing Date as provided in SUBSECTION 6.3(b)(i) above) with respect to such sales of Shares by PCA Holders during such six-month period in excess of the Excluded Tag Along Sales up to an aggregate amount of consideration for such additional sales of $100 million (the "INITIAL PERIOD PRO-RATA TAG-ALONG").

The provisions of this SUBSECTION 6.3(b)(ii) shall terminate upon the expiration of the six-month period beginning on the Closing Date.

                  (iii) Notwithstanding anything in this Agreement to the contrary, the rights under this SECTION 6.3(b) shall be exclusive to TPI and its Affiliates and shall not be assignable to or inure to the benefit of any transferee of TPI or any successors or assigns of TPI, other than Affiliates of TPI.

                  6.4 DRAG-ALONG RIGHTS.

                  (a) DRAG-ALONG SALE. If a sale of all or substantially all of Newco's assets determined on a consolidated basis or a sale of all or substantially all of Newco's outstanding capital stock (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) to any Independent Third Party or group of Independent Third Parties is approved by the Board or the holders of a majority of the Shares of Common Stock held by the PCA Holders (a "DRAG-ALONG SALE"), each Stockholder will consent to raise no objections against such Drag-Along Sale on the terms and subject to the conditions set forth in the remaining provisions of this SECTION 6.4.

                  (b) DRAG-ALONG NOTICE. A notice regarding any Drag-Along Sale (a "DRAG-ALONG NOTICE") shall be delivered within two Business Days following approval of any Drag-Along Sale by Newco or the PCA Holders to each Stockholder. The Drag-Along Notice shall include a copy of a bona fide offer from the intended buyer, which shall set forth the principal terms of the Drag-Along Sale, including the name and address of the intended buyer.

                  (c) DRAG-ALONG SALE OBLIGATIONS. In connection with any Drag-Along Sale, the Stockholders shall, and shall elect directors who shall, take all necessary or desirable actions in connection with the consummation of the Drag-Along Sale. If the Drag-Along Sale is structured as: (i) a merger or consolidation, each Stockholder shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation; (ii) a sale of stock, each Stockholder shall agree to sell all of its Shares and rights to acquire Shares on the terms and conditions so approved; or (iii) a sale or assets, each Stockholder shall vote in favor of such sale and any subsequent liquidation of Newco or other distribution of the proceeds therefrom. Each Stockholder shall take all necessary or desirable actions in connection with the consummation of the Drag-Along Sale reasonably requested by PCA or Newco, and each Stockholder shall be obligated to agree on a pro rata, several (and not joint) basis (based on the share of the aggregate proceeds paid in such Drag-Along Sale) to any indemnification obligations that the PCA Holders agree to provide in connection with such Drag-Along Sale (other than any such obligations that relate specifically to a particular holder of Shares such as indemnification with respect to representations and warranties given by a holder regarding such holder's title to and ownership of Shares).

                  (d) CONDITIONS TO DRAG-ALONG SALE OBLIGATIONS. The obligations of each Stockholder with respect to a Drag-Along Sale are subject to the satisfaction of the following conditions: (i) the consideration to be received by the Stockholders with respect to the Drag-Along Sale shall consist only of cash, publicly-traded securities, or a combination of cash and publicly-traded Securities; (ii) if any holders of a class or series of Shares are given an option as to the form and amount of consideration to be received, each holder of such class or series of Shares will be given the same option; (iii) each holder of then currently exercisable rights to acquire shares of a class or series of Shares will be given an opportunity to exercise such rights prior to the consummation of the Drag-Along Sale and participate in such sale as holders of such class or series of Shares; and (iv) each Stockholder shall be entitled to receive consideration per each Share in connection with the Drag-Along Sale at least equivalent to the consideration received per each Share of the same class and series by any PCA Holder in connection with the Drag-Along Sale.

                  (e) EXPENSES. Each Stockholder will bear its pro-rata share

(based on the share of the aggregate proceeds paid in such Drag-Along Sale) of the costs of any sale of Shares pursuant to a Drag-Along Sale to the extent such costs are incurred for the benefit of all holders of Common Stock and are not otherwise paid by Newco or the acquiring party. For purposes of this SECTION 6.4(e), costs incurred in exercising reasonable efforts to take all necessary actions in connection with the consummation of a Drag-Along Sale in accordance with this SECTION 6.4 shall be deemed to be for the benefit of all holders of Common Stock. Costs incurred by Stockholders on their own behalf will not be considered costs of the transaction hereunder.

                  (f) EXCEPTION TO DRAG-ALONG. Notwithstanding anything to the contrary contained in this SECTION 6.4, no Stockholder shall have any obligation under this SECTION 6.4 with respect to a Drag-Along Sale if the Drag-Along Notice with respect to the Drag-Along Sale is received by TPI after the holders of TPI Registrable Securities have requested a Demand Registration and for a period thereafter ending on the date following consummation of the sale of all Shares subject to such Demand Registration unless, in the opinion of the managing underwriter for such Demand Registration, the per Share consideration payable pursuant to the Drag-Along Sale exceeds the net proceeds per Share expected to be received by selling stockholders pursuant to the Demand Registration.

                  6.5 INDIRECT TRANSFERS OF INTERESTS. Any Transfer of equity securities of PCA which results in the group of Persons holding such equity securities immediately following the transactions contemplated in the Contribution Agreement from ceasing to beneficially own, as a group, directly or indirectly, 50.1% or more of the equity securities of PCA or enough voting equity of PCA to be able to cause a majority of the board of managers (or equivalent governing body or members) to be elected shall be deemed to be a Transfer of Shares hereunder and any such Transfer shall be subject to the provisions of this ARTICLE VI as if PCA had directly transferred Shares.

                  6.6 LEGENDS. A copy of this Agreement shall be filed with the Secretary of Newco and kept with the records of Newco. Each of the Stockholders hereby agrees that each outstanding certificate representing Shares shall bear a conspicuous legend reading substantially as follows:

         "The securities represented by this Certificate have not been registered under the Securities Act of 1933 or the applicable state and other securities laws and may not be sold, pledged, hypothecated, encumbered, disposed of or otherwise transferred without compliance with the Securities Act of 1933 or any exemption thereunder and applicable state and other securities laws. The securities represented by this Certificate are subject to the restrictions on transfer and other provisions of a Stockholders Agreement dated as of April 12, 1999, (as amended from time to time, the "Agreement") by and among Packing Corporation of America (the "Company") and certain of its stockholders, and may not be sold, pledged, hypothecated, encumbered, disposed of or otherwise transferred except in accordance therewith. A copy of the Agreement is on file at the principal executive offices of the Company.

                                  ARTICLE VII
                        RIGHTS ON NEW SECURITY ISSUANCE

                  7.1 PREEMPTIVE RIGHTS. Newco hereby grants to each Stockholder the irrevocable and exclusive first option (the "FIRST OPTION") to purchase all or part of its Pro Rata Portion of any New Securities which Newco may, from time to time after the date of this Agreement, propose to issue and sell or otherwise transfer.

                  7.2 NOTICES WITH RESPECT TO PROPOSED ISSUANCE OF NEW SECURITIES. In the event Newco proposes to undertake an issuance or other transfer of New Securities, it shall give each Stockholder entitled to a First Option pursuant to this ARTICLE VII written notice (the "COMPANY NOTICE") of its intention, describing in detail the type of New Securities, the price and the terms upon which Newco proposes to issue or otherwise transfer such New Securities. Each such Stockholder shall have 10 Business Days from the date of receipt of any such Company Notice to agree to purchase, pursuant to the exercise of the First Option, up to such Stockholder's Pro Rata Portion of each type and class and series of such New Securities (i.e., the same strips) for the price and upon the terms and conditions specified in the Company Notice by giving written notice to Newco and stating therein the quantity of New Securities to be purchased.

                  7.3 COMPANY'S RIGHT TO COMPLETE PROPOSED SALE OF NEW SECURITIES TO THE EXTENT PREEMPTIVE RIGHTS ARE NOT EXERCISED. In the event the Stockholders fail to exercise a preemptive right with respect to any New Securities within The periods specified in SECTION 7.2, Newco shall have 90 days thereafter to sell or enter into an agreement (pursuant to which the sale of such New Securities shall be closed, if at all, within 45 days from the date of said agreement) to sell the New Securities not elected to be purchased by the Stockholders at the price and upon terms not substantially more favorable to the prospective purchasers of such securities than those specified in Newco Notice. In the event Newco has not sold the New Securities or entered into an agreement to sell the New Securities within said 90-day period. Newco shall not thereafter issue or sell or otherwise transfer such New Securities without first offering such securities to the Stockholders in the manner provided in this ARTICLE VII.

                  7.4 CLOSING OF PURCHASE. If a Stockholder elects to purchase up to its Pro Rata Portion of any New Securities set forth in any Company Notice, such purchase shall be consummated at such time and at such location selected by Newco upon reasonable advance notice. At the consummation of any purchase and sale of New Securities pursuant to this ARTICLE VII: (i) Newco shall issue or otherwise transfer to the Stockholder the certificates evidencing the New Securities being purchased, together with such other documents or instruments reasonably required by counsel for the Stockholder to consummate such purchase and sale; (ii) the Stockholder will deliver the cash consideration payable by wire transfer of immediately available funds to an account or accounts designated in writing by Newco (such designation to be made no later than two Business Days prior to the date of such consummation); (iii) Newco shall deliver to the Stockholder a written representation that the New Securities are being purchased and sold free and clear of any and all Encumbrances; and (iv) the Stockholder shall deliver to Newco such written investment representations as may reasonably be required by counsel to Newco for securities Laws purposes and all other applicable representations and warranties as other purchasers of New Securities. Notwithstanding the foregoing, any purchase of New Securities pursuant to this Article VII shall be on the same terms and conditions as set forth in the Company Notice.

                                  ARTICLE VIII
                                      TERM

                  8.1 TERM. Subject to the next sentence, unless earlier terminated by mutual agreement of TPI and PCA, this Agreement shall terminate upon the earliest to occur of: (i) the complete liquidation or dissolution of Newco or its Subsidiaries; (ii) a Public Offering; (iii) such date as TPI and its Affiliates first hold less than 17-1/2% of Newco's outstanding Common Stock or; (iv) the acquisition of all or substantially all of the stock or assets of TPI (whether by stock sale, asset sale, merger, consolidation, combination or otherwise) by a Person engaged, directly or indirectly, in a business within the Business Scope with annual revenues from such business in excess of $100 million; provided; however, that in the case of termination pursuant to clause
(iv), TPI (or its successor in interest) shall (unless or until this Agreement is terminated pursuant to clauses (i)-(iii)) have the right at each election of directors to designate as the two TPI Directors of Newco and each Subsidiary who are not directors, officers, employees or affiliates of such Person and are approved by PCA, such approval not to be unreasonably withheld; provided, further, that in case of any termination pursuant to this SECTION 8.1, unless otherwise determined by PCA, this Agreement shall nevertheless remain in full force and effect with respect to the drag-along provisions set forth in SECTION
6.4 and all related definitions and provisions to the extent necessary or desirable to give full force and effect to SECTION 6.4. The rights of each of TPI and PCA to terminate this Agreement by mutual agreement and the right of PCA to terminate this Agreement with respect to the drag-along provisions of SECTION
6.4 are not assignable by TPI or PCA, and shall not inure to the benefit of any transferee, successor or assign of TPI or TPI, other than to an Affiliate of such party who is (or becomes) a Stockholder, without the prior written consent of the other. Upon the termination of this Agreement pursuant to clauses
(i)-(iv) (regardless of whether certain provisions of this Agreement survive such termination), TPI shall sell the 45 shares of Junior Preferred Stock held by it to PCA for the fair market value thereof, as determined by the auditors of Newco.


                                   ARTICLE IX
                                 MISCELLANEOUS

                  9.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if: (i) delivered in person (to the individual whose attention is specified below) or via facsimile (followed immediately with a copy in the manner specified in clause (ii) hereof); (ii) sent by prepaid first-class registered or certified mail, return receipt requested; or (iii) sent by recognized overnight courier service, as follows:

                           to Newco:

                                    Packaging Corporation of America
                                    1900 West Field Court
                                    Lake Forest, IL 60045
                                    Attention: Chief Executive Officer

                           to TPI:

                                    Tenneco Packaging Inc.
                                    1900 West Field Court
                                    Lake Forest, IL 60045
                                    Attention:       President
                                    Facsimile:       (847) 482-4589

                           with a copy to:

                                    Tenneco Packaging Inc.
                                    1900 West Field Court
                                    Lake Forest, IL 60045
                                    Attention:       General Counsel
                                    Facsimile:       (847) 482-4589

                           with a copy to:

                                    Jenner & Block
                                    One IBM Plaza
                                    Chicago, Illinois 60611
                                    Attention:       Timothy R. Donovan
                                    Facsimile:       (312) 840-7271

                           to PCA:

                                    PCA Packaging LLC
                                    c/o Madison Dearborn Partners, Inc.
                                    Three First National Plaza
                                    Suite 3800
                                    Chicago, IL 60602
                                    Attention:       Samuel M. Mencoff
                                                     Justin S. Huscher
                                    Facsimile:        (312) 895-1056
                           with a copy to:

                                    Kirkland & Ellis
                                    200 E. Randolph Drive
                                    Chicago, IL 60601
                                    Attention:       William S. Kirsch, P.C.
                                    Facsimile:       (312) 861-2200

                           to other Stockholders:

                                    To the address which appears
                                    on the books and records
                                    of Newco

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner. All notices and other communications hereunder shall be effective: (i) the day of delivery when delivered by hand, facsimile or overnight courier; and (ii) three Business Days from the date deposited in the mail in the manner specified above.

                  9.2 AMENDMENT; WAIVER. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed: (i) in the case of an amendment, by: (A) Newco; (B) Stockholders holding a majority of the Shares of Common Stock held by the TPI Holders; (C) Stockholders holding a majority of the Shares of Common Stock held by PCA Holders; and (D) by each of PCA and TPI (in each case only so long as such Person or any of its Affiliates is a Stockholder); or (ii) in the case of a waiver, by the party against whom the waiver is to be effective. The rights of TPI and PCA to consent to a amendment to this Agreement shall not be assignable by TPI or PCA and shall not inure to the benefit of any transferee, successor or assign of TPI or PCA, other than to an Affiliate of such party who is a (or in connection therewith, becomes) Stockholder, without the prior written consent of the other. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  9.3 ASSIGNMENT. Except as otherwise expressly provided herein, no party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

                  9.4 ENTIRE AGREEMENT. This Agreement (including the exhibits hereto), contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

                  9.5 PUBLIC DISCLOSURE. Each of the parties hereby agrees that, except as may be required to comply with the requirements of any applicable Laws or the rules and regulations of any stock exchange upon which its securities (or the securities of one of its Affiliates) are traded, it shall not make or permit to be made any press release or similar public announcement or communication concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto. In the event, however, that legal counsel for any party is of the opinion that a press release or similar public announcement or communication is required by Law or by the rules and regulations of any stock exchange on which such party's securities (or the securities of one of such party's Affiliates) are traded, then such party may issue a public announcement limited solely to that which legal counsel for such party advises is required under such Law or such rules and regulations (and the party making any such announcement shall provide a copy thereof to the other party for review before issuing such announcement).

                  9.6 PARTIES IN INTEREST. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Newco, TPI, PCA or their respective successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                  9.7 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its principles of conflicts of laws. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this agreement or the transactions contained in or contemplated by this agreement, whether in tort or contract or at law or in equity, exclusively in any United States federal court or any state court located in the State of Illinois (the "CHOSEN COURTS") and: (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto; and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with
SECTION 9.1 of this Agreement.

                  9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

                  9.9 SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof or thereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                 9.10 HEADINGS. The heading references and the table of contents herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

                 9.11 EQUITABLE RELIEF. Each party acknowledges that money damages would be inadequate to protect against any actual or threatened breach of this Agreement by any party and that each party shall be entitled to equitable relief, including specific performance and/or injunction, without posting bond or other security in order to enforce or prevent any violations of the provisions of this Agreement.

                 9.12 NO PARTNERSHIP. This Agreement shall not constitute an appointment of any party as the agent of any other party, nor shall any party have any right or authority to assume, create or incur in any manner any obligation or other liability of any kind, express or implied, against, in the name or on behalf of, any other party. Nothing herein or in the transactions contemplated by this Agreement shall be construed as, or deemed to be, the formation of a partnership by or among the parties hereto.

                                     * * * *

                  IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

                                     TENNECO PACKAGING INC.



                                     By: /s/  James V. Faulkner, Jr.
                                         -------------------------------
                                         Name:  James V. Faulkner, Jr.
                                         Title: Vice President

                                     PCA HOLDINGS LLC



                                     By: /s/  Samuel M. Mencoff
                                         -------------------------------
                                         Name:  Samuel M. Mencoff
                                         Title: Managing Director


                                     PACKAGING CORPORATION OF AMERICA



                                     By: /s/  Richard B. West
                                         -------------------------------
                                     Name:  Richard B. West
                                     Title: Secretary